ARNALL GOLDEN & GREGORY
                        1201 WEST PEACHTREE STREET
                         2800 ONE ATLANTIC CENTER
                        ATLANTA, GEORGIA  30309-3450




                                June 4, 1996



Buckhead America Corporation
Suite 200
4243 Dunwoody Club Drive
Dunwoody, Georgia  30350

     Re:  Form S-3 Registration Statement

Gentlemen:

     We have acted as your counsel in connection with the preparation of the Registration Statement on Form S-3 (the "Registration Statement") filed by Buckhead America Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"). This Registration Statement relates to an offer by a certain selling stockholder named therein of up to 41,558 shares of the Company's Common Stock, $.01 par value (the "Shares").

     In acting as counsel to you, we have examined and relied upon such corporate records, documents, certificates and other instruments and examined such questions of law as we have considered necessary or appropriate for the purposes of this
opinion.   Based upon and subject to the foregoing, we advise you
that in our opinion the Shares are legally issued, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Experts" contained therein and elsewhere in the Registration Statement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                Sincerely,
                                ARNALL GOLDEN & GREGORY
                                ARNALL GOLDEN & GREGORY